UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2009
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

300 Concord Plaza Drive	78216-6999
San Antonio, Texas	(Zip Code)
(Address of principal executive offices)
(210) 828-8484
(Registrant’s telephone number,
including area code)
Not Applicable
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On June 2, 2009, Tesoro Corporation (the “Company”) and certain of its subsidiaries entered into an Underwriting Agreement with J.P. Morgan Securities Inc. as representative for the several underwriters listed therein (the “Underwriters”), in connection with the offer and sale of an aggregate principal amount of $300 million of 9.75% Senior Notes due 2019 (the “Notes”). The offering of the Notes was made pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-159655), which was automatically effective on June 2, 2009 (the “Registration Statement”).
     The Underwriting Agreement contains customary representations, warranties and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein and is to be incorporated by reference in its entirety into the Registration Statement.
     Certain of the Underwriters and their affiliates have in the past and may in the future provide investment banking, commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business. In particular, JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities Inc., currently serves as administrative agent under the Company’s revolving credit facility and a portion of the Company’s cash balances are invested with J.P. Morgan Securities Inc. Bank of America, N.A., an affiliate of Banc of America Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., an affiliate of Mitsubishi UFJ Securities (USA), Inc., Fortis Capital Corp., an affiliate of Fortis Securities LLC and The Royal Bank of Scotland plc, an affiliate of RBS Securities Inc., each currently serves as co-documentation agent and as a lender under the Company’s revolving credit facility. BNP Paribas, an affiliate of BNP Paribas Securities Corp., Calyon New York Branch, an affiliate of Calyon Securities (USA) Inc., Mizuho Corporate Bank, Ltd., an affiliate of Mizuho Securities USA Inc., Natixis, an affiliate of Natixis Bleichroeder Inc., National Association, The Bank of Novia Scotia, an affiliate of Scotia Capital (USA) Inc. and Wachovia Bank, National Association and Wells Fargo Foothill, LLC, affiliates of Wachovia Capital Markets, LLC, PNC Bank, N.A., an affiliate of PNC Capital Markets LLC, are each currently or have at one time acted as a lender under the Company’s revolving credit facility.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On June 5, 2009, the Company completed the public offering of the Notes. The Company intends to use the net proceeds from the offering of approximately $282 million, after deducting underwriting discounts and estimated offering expenses, for general corporate purposes, including the repayment of indebtedness, capital expenditures and working capital.
     The terms of the Notes are governed by an Indenture (the “Indenture”), dated as of June 5, 2009, between the Company, certain of its subsidiaries, as subsidiary guarantors, and U.S. Bank National Association, as trustee (the “Trustee”).
     The Notes were issued at an issue price of 96.172% and bear interest at a rate of 9.75% per annum. Interest on the Notes is payable on June 1 and December 1 of each year, beginning on December 1, 2009. The Notes will mature on June 1, 2019.
     At any time prior to June 1, 2014, the Company may redeem some or all of the Notes at a “make whole” redemption price. In addition, prior to June 1, 2012, the Company may redeem up to 35% of the

Notes with the proceeds of certain equity offerings. The Company may also redeem some or all of the Notes on or after June 1, 2014 for cash at the redemption prices set forth in the Indenture. If the Company sells certain assets or experiences specific kinds of change of control, it may be required to offer to purchase the Notes.
     The Notes are the Company’s senior unsecured obligations, and are effectively subordinate to all of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, structurally subordinate to all existing and future indebtedness and other liabilities of the Company’s subsidiaries, equal in right of payment to all of the Company’s existing and future indebtedness that is not by its terms subordinated to the Notes and senior in right of payment to all of the Company’s existing and future subordinated indebtedness. The Notes are jointly and severally guaranteed on a senior unsecured basis by substantially all of the Company’s domestic subsidiaries that have outstanding, incur or guarantee other specified indebtedness.
     The offering of the Notes was made pursuant to the Company’s Registration Statement.
     The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Notes (included in the Indenture), which is filed as Exhibit 4.1 herewith and incorporated by reference herein and are to be incorporated by reference in their entirety into the Registration Statement.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 2, 2009, among Tesoro Corporation, certain subsidiary guarantors and J.P. Morgan Securities Inc.

4.1	Indenture (including form of note), among Tesoro Corporation, certain subsidiary guarantors and U.S. Bank National Association, as trustee, relating to the Senior Notes due 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 5, 2009

TESORO CORPORATION
By:	/s/ GREGORY A. WRIGHT
Gregory A. Wright
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 2, 2009, among Tesoro Corporation, certain subsidiary guarantors and J.P. Morgan Securities Inc.

4.1	Indenture (including form of note), among Tesoro Corporation, certain subsidiary guarantors and U.S. Bank National Association, as trustee, relating to the Senior Notes due 2019.